ARTICLES OF INCORPORATION
                                       OF
                        CORPORATE CAPITAL FORMATION, INC.

     The undersigned subscriber to these Articles of Incorporation, a natural person competent to contract, hereby forms a corporation under the laws of the State of Nevada.

ARTICLE I NAME

     The name of the corporation shall be CORPORATE CAPITAL FORMATION, INC.

ARTICLE II NATURE OF BUSINESS

     This corporation may engage in or transact any and all lawful activities or business permitted under the laws of the United States, the State of Nevada, or any other state, county, territory or nation.

ARTICLE III CAPITAL STOCK

     The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is twenty five million (25,000,000) shares of common stock having a par value of $0.000 1 per share. Pre-emptive rights are denied and there shall be no cumulative voting rights.

ARTICLE IV ADDRESS

     The street address of the initial registered office of the corporation shall be 2950 East Flamingo, Suite F, in Las Vegas, Nevada 89121 and the name of the initial Registered Agent for the corporation at that address is Parry Warren. I accept the office of resident agent ________________


ARTICLE V SPECIAL PROVISIONS

     The stock of this corporation is intended to qualify under the requirements of Section 1244 of the Internal Revenue Code and the regulations issued thereunder- Such actions as may be necessary shall be deemed to have been taken by the appropriate officers to accomplish this compliance.

ARTICLE VI TERM OF EXISTENCE

This corporation shall exist perpetually.


                       ARTICLE VII LIMITATION OF LIABILITY

     Each director, stockholder and officer, in consideration for his services, shall in the absence of fraud, be indemnified, whether then in office or not, for the reasonable cost and expenses incurred by him in connection with the defense of, or for advice concerning any claim asserted or proceeding brought against him by reason of his being or having been a director, stockholder or officer of the corporation or of any subsidiary of the corporation, whether or not wholly owned, to the maximum extent permitted by law. The foregoing right of indemnification shall be inclusive of any other rights to which any director, stockholder or, officer may be entitled as a matter of law.

                            ARTICLE VIII SELF DEALING

     No contract or other transaction between the corporation and other corporations, in the absence of fraud, shall be affected or invalidated by the fact that any one or more of the directors of the corporation is or are interested in a contract or transaction, or are directors or officers of any other corporation, and any director or directors, individually or jointly, may be a party or parties to, or may be interested in such contract, act or transaction, or in any way connected with such person or person! s firm or corporation, and each and every person who may become a director of the corporation is hereby relieved from any liability that might otherwise exist from this contracting with the corporation for the benefit of himself or any firm, association or corporation in which he may be in any way interested. Any director of the corporation may vote upon any transaction with the corporation without regard to the fact that he is also a director of such subsidiary or corporation.

     This corporation shall have a minimum of one director. The initial Board of Directors shall consist of

                        Michele R. Grega
                        213 Carlin Ave
                        Las Vegas, NV 89110

                             ARTICLE X INCORPORATOR

               The name and address of the incorporator is:

                        Michele R. Grega
                        213 Carlin Ave
                        Las Vegas, NV 99110

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand and seal on this 28th day of August, 1998

               Incorporator:

                             Michele R. Grega

STATE OF NEVADA
COUNTY OF CLARK


     BEFORE ME, the undersigned authority,  this day personally appeared Michele
R. Grega, who, after being duly sworn, deposes and says that the facts and matters contained above are true and correct, and that he has executed the same for the purposes expressed herein.

WITNESS my hand and official seal this 28th day of August, 1998.

                                                    Notary Public

(SEAL)

                    NOTARY PUBLIC
                   STATE OF NEVADA
                   County of Clark
                    D. C. ELLIOTT
                Appt. No 98-0120-1
             My Appl. Expires Jan. 8, 2002